Exhibit 99.1

News Release

Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.5820

For Release:	Immediately

Contact:	Robert Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2012 FIRST QUARTER RESULTS

IONIA, Mich., Apr. 23, 2012 - Independent Bank Corporation (NASDAQ: IBCP) reported first quarter 2012 net income applicable to common stock of $2.4 million, or $0.07 per diluted share, versus a net loss applicable to common stock of $8.4 million, or $1.06 per share, in the prior-year period.

The first quarter of 2012 was highlighted by:

•
A return to profitability and significant improvement in operating results due primarily to declines in the provision for loan losses and in non-interest expenses and an increase in non-interest income that were partially offset by a decline in net interest income.

•	Additional improvement in asset quality with non-performing assets down 12% since the end of 2011.
•	A 52% decline in the provision for loan losses.
•	Strong mortgage-banking results with a 99% increase in net gains on mortgage loans.
•	Additional growth in core deposits which increased 5% since the end of 2011.
•	Regulatory capital ratios that increased and remain above minimum requirements for “well-capitalized” institutions.

Michael M. Magee, the Chief Executive Officer of Independent Bank Corporation, commented: “We are very pleased to report a return to profitability in the first quarter of 2012 as well as further progress in improving asset quality, as evidenced by a reduction in our non-performing loans, loan net charge-offs and the provision for loan losses as compared to the year ago quarter.  We remain focused on building consistent profitability and we are optimistic that the improvements we have observed in the Michigan economy will help support our efforts. Net interest income continued to decline in the first quarter, which partially offset some of our improvements in overall operating results.  This decline in net interest income has been principally driven by our maintenance of high levels of liquidity and a reduction in total loans in order to preserve our regulatory capital ratios.  Given our improved operating results and asset quality metrics, we have now also focused our efforts at growing our loan portfolio and stemming the decline in net interest income.  Our capital initiatives remain centered on strategies that preserve the potential future use of our net deferred tax asset, which totaled approximately $74.9 million at Mar. 31, 2012 and on which we have established a full valuation allowance.  The potential future recovery of this valuation allowance represents a source of capital that would be of significant value to our shareholders.”

For the third year in a row, Independent Bank has received a five-star rating for customer service in a survey conducted by one of the nation’s leading market research firms and in 2012 for the first time, was named in this survey as the top performing bank for customer satisfaction among banks in Michigan and four nearby states. The ratings measured customer satisfaction based on a survey of retail banking consumers in Jan. and Feb. 2012 to assess the retail banking experience based on six factors: account activities; account information; facilities; fees; problem resolution; and product offerings.

 “I am very proud of our associates for building on our success from the prior two years. It is gratifying to know our efforts to deliver exceptional service are being recognized by our customers,” said CEO Magee.

Operating Results

The Company’s net interest income totaled $22.1 million during the first quarter of 2012, a decrease of $2.4 million or 9.6% from the year-ago period, and a decrease of $0.9 million, or 3.7% from the fourth quarter of 2011.  The Company’s net interest income as a percent of average interest-earning assets (the “net interest margin”) was 4.14% during the first quarter of 2012 compared to 4.34% in the year ago period, and 4.40% in the fourth quarter of 2011.  The year-over-year decrease in net interest income is primarily due to declines in both the net interest margin and in average interest-earning assets. The decline in the net interest margin is principally due to a change in asset mix, as higher yielding loans decreased and lower yielding short-term investments increased.  This change in asset mix principally reflects the Company’s recent strategy of maintaining significantly higher balances of overnight investments to enhance liquidity.  Average interest-earning assets were $2.14 billion in the first quarter of 2012 compared to $2.27 billion in the year ago quarter and $2.08 billion in the fourth quarter of 2011.  This year-over-year decline reflects the Company’s efforts to preserve its regulatory capital ratios by reducing total assets.

Non-interest income totaled $14.6 million in the first quarter of 2012, compared to $12.7 million in the year-ago period, representing an increase of $1.9 million, or 14.7%.  An increase in net gains on mortgage loans to $3.9 million in the first quarter of 2012 from $1.9 million in the year ago quarter was the primary reason for the overall increase in non-interest income.  During the first quarter of 2012, net gains on mortgage loans benefited from fair value adjustments on loans held for sale and commitments to originate mortgage loans.

Non-interest expense totaled $28.0 million in the first quarter of 2012, compared to $33.9 million in the year-ago period representing a decrease of $5.8 million, or 17.2%.  Several categories of non-interest expenses declined, including: loan and collection expenses (down $1.0 million), occupancy costs (down $0.4 million), net losses on other real estate (“ORE”) and repossessed assets (down $0.4 million), FDIC deposit insurance (down $0.4 million), credit card and bank service fees (down $0.4 million), vehicle service contract counterparty contingencies (down $1.9 million), and other non-interest expense (down $1.4 million).  The decline in other non-interest expense principally reflects the reversal of a previously established accrual at Mepco Finance Corporation that was determined to no longer be necessary. The Company continues to focus on reducing and containing operating expenses.

Asset Quality

Commenting on asset quality, CEO Magee added:  "Our provision for loan losses decreased by $5.6 million, or 52.1%, in the first quarter of 2012 compared to the year-ago level, primarily reflecting a reduction in non-performing loans, a lower level of watch credits, reduced loan net charge-offs, and an overall decline in total loan balances.  Since the start of this year, non-performing loans and commercial loan watch credits have declined by approximately 14% and 9%, respectively.  In addition, thirty- to eighty-nine day delinquency rates at Mar. 31, 2012 declined to 0.81% for commercial loans and 1.27% for mortgage and consumer loans. These are at or near to the lowest levels that we have seen in several years.  Nonetheless, we continue to focus on further improving asset quality and reducing credit related costs."

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	3/31/2012	12/31/2011	3/31/2011
	(Dollars in Millions)
Commercial	$24.6	$29.3	$26.5
Consumer/installment	3.1	3.5	3.7
Mortgage	23.5	26.2	27.7
Payment plan receivables(2)	0.5	0.9	2.0
Total	$51.7	$59.9	$59.9
Ratio of non-performing loans to total portfolio loans	3.37%	3.80%	3.45%
Ratio of non-performing assets to total assets	3.42%	4.07%	3.93%
Ratio of the allowance for loan losses to non-performing loans	108.26%	98.33%	110.50%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.
(2)
Represents payment plans for which no payments have been received for 90 days or more and for which Mepco has not yet completed the process to charge the applicable counterparty for the balance due. These balances exclude receivables due from Mepco counterparties related to the cancellation of payment plan receivables.

All categories of non-performing loans declined, but the principal decrease since year-end 2011 was in commercial loans and residential mortgage loans. The decline in non-performing loans primarily reflects loan net charge-offs, pay-offs, negotiated transactions and the migration of loans into ORE during the first quarter of 2012.  Non-performing commercial loans have declined by $53.5 million, or 68.5%, since they peaked in the fourth quarter of 2008.  Non-performing commercial loans now relate largely to delinquencies caused by cash-flow difficulties encountered by owners of income-producing properties (due to higher vacancy rates and/or lower rental rates).  Non-performing retail (residential mortgage and consumer/installment) loans have declined by $32.5 million, or 55.0%, since they peaked in the second quarter of 2009.  Non-performing residential mortgage loans are primarily due to delinquencies reflecting both still somewhat weak economic conditions and soft residential real estate values.  ORE and repossessed assets totaled $30.9 million at Mar. 31, 2012, compared to $34.0 million at Dec. 31, 2011, and $37.5 million at Mar. 31, 2011.

The provision for loan losses was $5.1 million and $10.7 million in the first quarters of 2012 and 2011, respectively.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs.  Loan net charge-offs were $8.0 million (2.07% annualized of average loans) in the first quarter of 2012, compared to $12.9 million (2.93% annualized of average loans) in the first quarter of 2011.  The decline in first quarter 2012 loan net charge-offs compared to year ago levels is primarily due to a $4.0 million decline in commercial loan net charge-offs.  At Mar. 31, 2012, the allowance for loan losses totaled $56.0 million, or 3.65% of portfolio loans, compared to $58.9 million, or 3.73% of portfolio loans, at Dec. 31, 2011.

Balance Sheet, Liquidity and Capital

Total assets were $2.42 billion at Mar. 31, 2012, an increase of $111.9 million from Dec. 31, 2011.  Loans, excluding loans held for sale, were $1.53 billion at Mar. 31, 2012, compared to $1.58 billion at Dec. 31, 2011.  Deposits totaled $2.18 billion at Mar. 31, 2012, an increase of $98.2 million from Dec. 31, 2011.  The increase in deposits is primarily due to growth in checking and savings accounts.

Cash and cash equivalents totaled $352.8 million at Mar. 31, 2012, versus $341.1 million at Dec. 31, 2011. Securities available for sale totaled $303.7 million at Mar. 31, 2012, versus $157.4 million at Dec. 31, 2011.  This $146.2 million increase is primarily due to the purchase of residential mortgage-backed and U.S. government agency securities during the first quarter of 2012.

Total shareholders’ equity was $105.0 million at Mar. 31, 2012, or 4.34% of total assets.  Tangible common equity totaled $16.8 million at Mar. 31, 2012, or $1.96 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	3/31/2012	12/31/2011	Well Capitalized Minimum
Tier 1 capital to average total assets	6.84%	6.77%	5.00%
Tier 1 capital to risk-weighted assets	10.53%	10.13%	6.00%
Total capital to risk-weighted assets	11.81%	11.41%	10.00%

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.4 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates approximately 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, shareholders and the communities it serves.

For more information, please visit the Company’s Web site at:  IndependentBank.com

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future  operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance, including statements of profitability, estimates of credit quality trends, and statements about the potential value of our deferred tax assets. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are not guarantees of future performance.  These forward-looking statements involve assumptions and are subject to substantial risks and uncertainties, such as changes in Independent Bank Corporation's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the ability of Independent Bank Corporation to meet the objectives of its capital restoration plan, the ability of Independent Bank to remain well-capitalized under federal regulatory standards, the pace of economic recovery within Michigan and beyond, our ability to collect receivables from Mepco Finance Corporation’s counterparties related to cancellations of payment plans, changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	March 31,	December 31,
	2012	2011
	(unaudited)
Assets	(In thousands, except share amounts)
Cash and due from banks	$53,690	$62,777
Interest bearing deposits	299,159	278,331
Cash and Cash Equivalents	352,849	341,108
Trading securities	69	77
Securities available for sale	303,658	157,444
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	20,828	20,828
Loans held for sale, carried at fair value	40,321	44,801
Loans
Commercial	649,552	651,155
Mortgage	571,251	590,876
Installment	210,360	219,559
Payment plan receivables	103,544	115,018
Total Loans	1,534,707	1,576,608
Allowance for loan losses	(56,006)	(58,884)
Net Loans	1,478,701	1,517,724
Other real estate and repossessed assets	30,918	34,042
Property and equipment, net	63,417	62,548
Bank-owned life insurance	49,695	49,271
Other intangibles	7,337	7,609
Capitalized mortgage loan servicing rights	11,795	11,229
Prepaid FDIC deposit insurance assessment	11,788	12,609
Vehicle service contract counterparty receivables, net	28,925	29,298
Accrued income and other assets	18,977	18,818
Total Assets	$2,419,278	$2,307,406
Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$519,819	$497,718
Savings and interest-bearing checking	1,093,799	1,019,603
Retail time	524,694	526,525
Brokered time	46,000	42,279
Total Deposits	2,184,312	2,086,125
Other borrowings	33,039	33,387
Subordinated debentures	50,175	50,175
Vehicle service contract counterparty payables	6,813	6,633
Accrued expenses and other liabilities	39,907	28,459
Total Liabilities	2,314,246	2,204,779
Shareholders' Equity
Preferred stock, no par value, 200,000 shares authorized; 74,426 shares issued and outstanding at March 31, 2012 and December 31, 2011; liquidation preference: $82,024 at March 31, 2012 and $81,023 at December 31, 2011	80,913	79,857
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 8,546,342 shares at March 31, 2012 and 8,491,526 shares at December 31, 2011	248,995	248,950
Accumulated deficit	(211,811)	(214,259)
Accumulated other comprehensive loss	(13,065)	(11,921)
Total Shareholders' Equity	105,032	102,627
Total Liabilities and Shareholders' Equity	$2,419,278	$2,307,406

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
	(unaudited)
	(In thousands)

Interest Income
Interest and fees on loans	$24,346	$25,766	$29,484
Interest on securities
Taxable	658	314	467
Tax-exempt	296	288	332
Other investments	396	362	435
Total Interest Income	25,696	26,730	30,718
Interest Expense
Deposits	2,424	2,571	4,945
Other borrowings	1,172	1,198	1,323
Total Interest Expense	3,596	3,769	6,268
Net Interest Income	22,100	22,961	24,450
Provision for loan losses	5,131	6,917	10,702
Net Interest Income After Provision for Loan Losses	16,969	16,044	13,748
Non-interest Income
Service charges on deposit accounts	4,201	4,617	4,282
Interchange income	2,322	2,259	2,168
Net gains (losses) on assets
Mortgage loans	3,860	3,509	1,935
Securities	684	(22)	213
Other than temporary impairment loss on securities
Total impairment loss	(177)	(614)	(469)
Loss recognized in other comprehensive loss	-	-	327
Net impairment loss recognized in earnings	(177)	(614)	(142)
Mortgage loan servicing	736	(126)	896
Title insurance fees	508	375	473
(Increase) decrease in fair value of U.S. Treasury warrant	(154)	112	354
Other	2,604	2,381	2,532
Total Non-interest Income	14,584	12,491	12,711
Non-interest Expense
Compensation and employee benefits	12,482	12,452	12,349
Loan and collection	2,890	2,309	3,867
Occupancy, net	2,716	2,768	3,101
Data processing	2,339	2,524	2,310
Furniture, fixtures and equipment	1,294	1,307	1,418
Net losses on other real estate and repossessed assets	987	1,710	1,406
Legal and professional	897	1,611	778
Communications	875	852	948
FDIC deposit insurance	857	735	1,235
Credit card and bank service fees	651	727	1,047
Advertising	556	539	554
Vehicle service contract counterparty contingencies	471	6,046	2,346
Provision for loss reimbursement on sold loans	432	973	406
Cost (recoveries) related to unfunded lending commitments	(47)	(48)	95
Other	649	2,208	2,008
Total Non-interest Expense	28,049	36,713	33,868
Income (Loss) Before Income Tax	3,504	(8,178)	(7,409)
Income tax expense (benefit)	-	536	(8)
Net Income (Loss)	$3,504	$(8,714)	$(7,401)
Preferred stock dividends and discount accretion	1,056	1,055	1,008
Net Income (Loss) Applicable to Common Stock	$2,448	$(9,769)	$(8,409)

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
	(unaudited)
Per Common Share Data
Net Income (Loss) Per Common Share (A)
Basic (B)	$0.29	$(1.15)	$(1.06)
Diluted (C)	0.07	(1.15)	(1.06)
Cash dividends declared per common share	.00	.00	.00

Selected Ratios (D)
As a Percent of Average Interest-Earning Assets
Interest income	4.82%	5.12%	5.46%
Interest expense	0.68	0.72	1.12
Net interest income	4.14	4.40	4.34
Net Income (Loss) to (A)
Average common shareholders’ equity	42.29%	(124.60)%	(83.75)%
Average assets	0.42	(1.68)	(1.36)

Average Shares
Basic (B)	8,533,584	8,480,507	7,933,276
Diluted (C)	47,318,098	69,908,107	32,555,495

(A) These amounts are calculated using net income (loss) applicable to common stock.  For any period in which net income is recorded, dividends on convertible preferred stock are added back in the diluted per share calculation.

(B) Average shares of common stock for basic net loss per common share include shares issued and outstanding during the period and participating share awards.

(C) Average shares of common stock for diluted net income per common share include shares to be issued upon conversion of convertible preferred stock, shares to be issued upon exercise of common stock warrants, shares to be issued upon exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors.  For any period in which a loss is recorded, the assumed conversion of convertible preferred stock, assumed exercise of common stock warrants, assumed exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and are thus ignored in the diluted per share calculation.

(D) Ratios have been annualized.